Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:    Debbie Mitchell
(614) 757-6225
debbie.mitchell@cardinalhealth.com

Investors:    Sally Curley
(614) 757-7115
sally.curley@cardinalhealth.com

CARDINAL HEALTH REPORTS FISCAL 2014 FIRST-QUARTER RESULTS

•	Non-GAAP diluted earnings per share from continuing operations[1] increase 36 percent to $1.10, including an $0.18 EPS tax benefit

•	Non-GAAP operating earnings increase 13 percent to $532 million

•	Fiscal 2014 outlook for non-GAAP diluted earnings per share raised to $3.62 to $3.72, reflecting strength of operating earnings performance

•	New $1 billion share repurchase authorization approved
DUBLIN, Ohio, Oct. 31, 2013 - Cardinal Health today reported fiscal year 2014 first-quarter revenue of $24.5 billion and a 36 percent increase in non-GAAP diluted earnings per share (EPS) from continuing operations to $1.10. Non-GAAP operating earnings increased 13 percent to $532 million. On a GAAP basis, operating earnings increased 3 percent to $471 million, and diluted EPS from continuing operations increased 25 percent to $0.99. The reported EPS figures include contribution of approximately $0.18 related to settlements with tax authorities for certain outstanding audit periods.
“We are off to an outstanding start to fiscal 2014, with both segments achieving strong margin expansion and earnings growth in the first quarter. Our Pharmaceutical segment performance demonstrated balance across the businesses, with robust results in both our generic and branded programs. Our Medical segment made excellent progress on its key priorities - building the portfolio of preferred products, achieving results from efficiency initiatives, growing strategic hospital network accounts and integrating the 2013 acquisition of AssuraMed,” said George Barrett, chairman and chief executive officer of Cardinal Health.
Barrett said, “Based on our first-quarter results and the strength of our operating earnings performance, we are increasing our fiscal 2014 outlook for non-GAAP diluted EPS from continuing operations to a range of $3.62 to $3.72.”
This guidance range reflects the company’s unchanged assumption of 34.5 to 36 percent non-GAAP effective tax rate range given expectations of further volatility in the quarterly tax rate for the remainder of the year.
“Recognizing our strong operating cash flow and the strength of our balance sheet, the board has approved a new, three-year authorization to repurchase up to $1 billion of Cardinal Health common shares,” said Barrett. “This approval allows us to continue our flexible and balanced approach to capital deployment.”
The share repurchase program is in addition to the existing share repurchase program approved in August 2012, of which $350 million remains available.
Q1 FY14 SUMMARY

	Q1 FY14		Q1 FY13		Y/Y
Revenue	$24.5	billion	$25.9	billion	(5)%
Operating earnings	$471	million	$457	million	3%
Non-GAAP operating earnings	$532	million	$469	million	13%
Earnings from continuing operations	$340	million	$272	million	25%
Non-GAAP earnings from continuing operations	$378	million	$281	million	35%
Diluted EPS from continuing operations	$0.99		$0.79		25%
Non-GAAP diluted EPS from continuing operations	$1.10		$0.81		36%
Settlements of federal and state tax matters favorably impacted first-quarter fiscal 2014 GAAP and non-GAAP diluted EPS by $0.18 per share.
SEGMENT RESULTS
Pharmaceutical Segment
As expected, revenue for the Pharmaceutical segment declined 7 percent to $21.8 billion, driven by the previously announced expiration of the Express Scripts contract on Sept. 30, 2012, and the Walgreens contract on Aug. 31, 2013. The decline was partially offset by volume growth from new and existing customers. Segment profit increased 8 percent to $433 million, with both generic and branded programs showing strong performance.

	Q1 FY14		Q1 FY13		Y/Y
Revenue	$21.8	billion	$23.5	billion	(7)%
Segment profit	$433	million	$400	million	8%

Cardinal Health

Medical Segment
Revenue for the Medical segment was up 13 percent to $2.7 billion, driven by the early 2013 acquisition of AssuraMed, the leading distributor of medical products to the home. The segment also realized strong growth in its strategic hospital network accounts. Segment profit increased 43 percent to $106 million, primarily driven by the AssuraMed acquisition, planned efficiency initiatives and growth in preferred products, an offering that includes Cardinal Health-branded products.

	Q1 FY14		Q1 FY13		Y/Y
Revenue	$2.7	billion	$2.4	billion	13%
Segment profit	$106	million	$74	million	43%
ADDITIONAL FIRST-QUARTER AND RECENT HIGHLIGHTS

•	Patricia A. Hemingway Hall, president and CEO of Health Care Service Corp., elected to board of directors

•	Launched the Specialty Pharmacy Alliance, a new suite of services that makes it easier for community pharmacies to improve their patients' access to, and compliance with, specialty medications

•	Launched service for retail pharmacies to give their customers convenient access to more than 40,000 home medical products through AssuraMed’s Independence Medical

•	Announced strategic alignment with FedEx to offer health care third-party logistics solutions
CONFERENCE CALL
Cardinal Health will host a webcast and conference call today at 8:30 a.m. Eastern to discuss first-quarter results. To access the call and corresponding slide presentation, go to the Investors page at cardinalhealth.com or dial 224.357.2209. There is no access code required for the call.
There is no pre-registration for the call. Participants are advised to dial into the call at least 10 minutes prior to the start time.
Presentation slides and an audio replay will be archived on the Cardinal Health website after the conclusion of the meeting. The audio replay will also be available until Nov. 6 by dialing 855.859.2056 or 404.537.3406, passcode 76902753.
UPCOMING WEBCASTED INVESTOR EVENTS

•	Annual Meeting of Shareholders at 8 a.m. Eastern on Nov. 6 at the company headquarters in Dublin, Ohio

•	Investor and Analyst Day at 8 a.m. Eastern on Dec. 10 in New York
At these events, Cardinal Health executives will discuss the company’s diverse products and services, company performance and strategies for continued growth. To access more details and a live webcast of the events, go to the Investors page at cardinalhealth.com.
About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $101 billion health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals, ambulatory surgery centers, clinical laboratories and physician offices focus on patient care while reducing costs, enhancing efficiency and improving quality. Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products and services to more than 100,000 locations each day and is also the industry-leading direct-to-home medical supplies distributor. The company is a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company operates the nation's largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Ranked #19 on the Fortune 500, Cardinal Health employs 34,000 people worldwide. More information about the company may be found at cardinalhealth.com and @CardinalHealth on Twitter.

[1]
See the attached tables for definitions of the non-GAAP financial measures presented in this news release and reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, analyst presentations and financial information regarding Cardinal Health is routinely posted and accessible on the Investors page at cardinalhealth.com.
Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the ability to achieve the expected benefits from the AssuraMed acquisition; the timing of generic and branded pharmaceutical introductions and the frequency or rate of pharmaceutical price appreciation or deflation; the non-renewal, early termination or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform legislation; changes in the distribution patterns or reimbursement rates for health care products and services; and the effects of any investigation or action by any regulatory authority; changes in the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of Oct. 31, 2013. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2014	2013	% Change
Revenue	$24,523	$25,889	(5)%
Cost of products sold	23,259	24,730	(6)%
Gross margin	1,264	1,159	9%

Operating expenses:
Distribution, selling, general and administrative expenses	732	690	6%
Restructuring and employee severance	11	5	N.M.
Amortization and other acquisition-related costs	49	28	N.M.
Impairments and loss on disposal of assets	—	1	N.M.
Litigation (recoveries)/charges, net	1	(22)	N.M.
Operating earnings	471	457	3%

Other income, net	(4)	(8)	N.M.
Interest expense, net	33	26	28%
Earnings before income taxes and discontinued operations	442	439	1%

Provision for income taxes	102	167	(39)%
Earnings from continuing operations	340	272	25%

Loss from discontinued operations, net of tax	(1)	(1)	N.M.
Net earnings	$339	$271	25%

Basic earnings per common share:
Continuing operations	$1.00	$0.80	25%
Discontinued operations	—	—	N.M.
Net basic earnings per common share	$1.00	$0.80	25%

Diluted earnings per common share:
Continuing operations	$0.99	$0.79	25%
Discontinued operations	—	—	N.M.
Net diluted earnings per common share	$0.99	$0.79	25%

Weighted-average number of common shares outstanding:
Basic	340	341
Diluted	344	344

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	September 30, 2013	June 30, 2013
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$2,753	$1,901
Trade receivables, net	4,898	6,304
Inventories, net	7,275	8,373
Prepaid expenses and other	1,111	1,192
Total current assets	16,037	17,770

Property and equipment, net	1,445	1,489
Goodwill and other intangibles, net	5,570	5,574
Other assets	764	986
Total assets	$23,816	$25,819

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,442	$12,295
Current portion of long-term obligations and other short-term borrowings	190	168
Other accrued liabilities	1,875	2,127
Total current liabilities	12,507	14,590

Long-term obligations, less current portion	3,693	3,686
Deferred income taxes and other liabilities	1,319	1,568
Total shareholders’ equity	6,297	5,975
Total liabilities and shareholders’ equity	$23,816	$25,819

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2014	2013

Cash flows from operating activities:
Net earnings	$339	$271
Loss from discontinued operations, net of tax	1	1
Earnings from continuing operations	340	272

Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation and amortization	117	88
Impairments and loss on disposal of assets	—	1
Share-based compensation	24	24
Provision for bad debts	12	1
Change in operating assets and liabilities, net of effects from acquisitions:
Decrease/(increase) in trade receivables	1,395	(71)
Decrease/(increase) in inventories	1,098	(207)
Increase/(decrease) in accounts payable	(1,852)	464
Other accrued liabilities and operating items, net	(183)	(4)
Net cash provided by operating activities	951	568

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(25)	(100)
Additions to property and equipment	(26)	(26)
Proceeds from maturities of held-to-maturity securities	—	23
Net cash used in investing activities	(51)	(103)

Cash flows from financing activities:
Net change in short-term borrowings	20	(10)
Reduction of long-term obligations	—	(4)
Proceeds from issuance of common shares	102	21
Net tax disbursements from share-based compensation	(15)	(22)
Dividends on common shares	(105)	(84)
Purchase of treasury shares	(50)	(200)
Net cash used in financing activities	(48)	(299)

Net increase in cash and equivalents	852	166
Cash and equivalents at beginning of period	1,901	2,274
Cash and equivalents at end of period	$2,753	$2,440

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Total Company Business Analysis

			Non-GAAP
	First Quarter		First Quarter
(in millions)	2014	2013	2014	2013
Revenue
Amount	$24,523	$25,889
Growth rate	(5)%	(3)%

Operating earnings
Amount	$471	$457	$532	$469
Growth rate	3%	11%	13%	6%

Earnings from continuing operations
Amount	$340	$272	$378	$281
Growth rate	25%	15%	35%	9%
Refer to the GAAP/Non-GAAP reconciliation for definitions and calculations supporting the Non-GAAP balances.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	First Quarter			First Quarter
(in millions)	2014	2013	(in millions)	2014	2013
Pharmaceutical			Medical

Revenue			Revenue
Amount	$21,813	$23,498	Amount	$2,711	$2,393
Growth rate	(7)%	(4)%	Growth rate	13%	1%
Mix	89%	91%	Mix	11%	9%

Segment profit			Segment profit
Amount	$433	$400	Amount	$106	$74
Growth rate	8%	10%	Growth rate	43%	(6)%
Mix	80%	84%	Mix	20%	16%
Segment profit margin	1.99%	1.70%	Segment profit margin	3.92%	3.11%
Refer to definitions for an explanation of calculations.
Total consolidated revenue for the three months ended September 30, 2013 was $24,523 million, which included total segment revenue of $24,524 million and Corporate revenue of $(1) million. Total consolidated revenue for the three months ended September 30, 2012 was $25,889 million, which included total segment revenue of $25,891 million and Corporate revenue of $(2) million. Corporate revenue consists primarily of elimination of inter-segment revenue.
Total consolidated operating earnings for the three months ended September 30, 2013 were $471 million, which included total segment profit of $539 million and Corporate costs of $(68) million. Total consolidated operating earnings for the three months ended September 30, 2012 were $457 million, which included total segment profit of $474 million and Corporate costs of $(17) million. Corporate includes, among other things, restructuring and employee severance, amortization and other acquisition-related costs, impairments and loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
Schedule of Notable Items

	First Quarter
(in millions, except per common share amounts)	2014	2013
Restructuring and employee severance	$(11)	$(5)
Tax benefit	4	2
Restructuring and employee severance, net of tax	$(7)	$(3)

Decrease to diluted EPS from continuing operations	$(0.02)	$(0.01)

Amortization and Other Acquisition-Related Costs
Amortization of acquisition-related intangible assets	$(45)	$(21)
Tax benefit	17	8
Amortization of acquisition-related intangible assets, net of tax	$(28)	$(13)

Decrease to diluted EPS from continuing operations	$(0.08)	$(0.04)

Other acquisition-related costs	$(3)	$(7)
Tax benefit	1	2
Other acquisition-related costs, net of tax	$(2)	$(5)

Decrease to diluted EPS from continuing operations	$(0.01)	$(0.01)

Total amortization and other acquisition-related costs[1]	$(49)	$(28)
Tax benefit[1]	18	10
Total amortization and other acquisition-related costs, net of tax[1]	$(31)	$(18)

Decrease to diluted EPS from continuing operations[1]	$(0.09)	$(0.05)

Impairments and loss on disposal of assets	$—	$(1)
Tax benefit	—	—
Impairments and loss on disposal of assets, net of tax	$—	$(1)

Decrease to diluted EPS from continuing operations	$—	$—

Litigation recoveries/(charges), net	$(1)	$22
Tax expense	—	(9)
Litigation recoveries/(charges), net, net of tax	$(1)	$13

Increase to diluted EPS from continuing operations	$—	$0.04

Weighted-average number of diluted shares outstanding	344	344

[1]	The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
Asset Management Analysis

	First Quarter
	2014	2013
Debt to total capital	38%	31%
Net debt to capital	15%	7%

Return on equity	22.1%	17.3%
Non-GAAP return on equity	24.7%	17.9%

Effective tax rate from continuing operations[1]	23.2%	38.1%
Non-GAAP effective tax rate from continuing operations[1]	24.7%	37.8%

[1]
The settlement of federal and state tax controversies favorably impacted, for fiscal 2014 first quarter, both the effective tax rate from continuing operations and non-GAAP effective tax rate from continuing operations by 14.3 and 12.6 percentage points, respectively. The fiscal 2014 first quarter non-GAAP effective tax rate from continuing operations, excluding the impact of the tax settlement, would have been 37.3%.

Refer to the GAAP/Non-GAAP reconciliation for definitions and calculations supporting the Non-GAAP balances.
Given the expiration of our pharmaceutical distribution contract with Walgreen Co. on August 31, 2013, we do not believe that days sales outstanding, days inventory on hand, days payable outstanding and net working capital days provide meaningful measures of our working capital performance in fiscal 2014 first quarter.

Schedule 8
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	First Quarter 2014
		Operating	Earnings Before	Provision	Earnings	Earnings from	Diluted EPS	Diluted EPS
		Earnings	Income Taxes	for	from	Continuing	from	from Continuing
	Operating	Growth	and Discontinued	Income	Continuing	Operations	Continuing	Operations
(in millions, except per common share amounts)	Earnings	Rate	Operations	Taxes	Operations	Growth Rate	Operations	Growth Rate
GAAP	$471	3%	$442	$102	$340	25%	$0.99	25%
Restructuring and employee severance	11		11	4	7		0.02
Amortization and other acquisition-related costs	49		49	18	31		0.09
Impairments and loss on disposal of assets	—		—	—	—		—
Litigation (recoveries)/charges, net	1		1	—	1		—
Non-GAAP	$532	13%	$503	$124	$378	35%	$1.10	36%

	First Quarter 2013
GAAP	$457	11%	$439	$167	$272	15%	$0.79	16%
Restructuring and employee severance	5		5	2	3		0.01
Amortization and other acquisition-related costs	28		28	10	18		0.05
Impairments and loss on disposal of assets	1		1	—	1		—
Litigation (recoveries)/charges, net	(22)		(22)	(9)	(13)		(0.04)
Non-GAAP	$469	6%	$451	$170	$281	9%	$0.81	11%
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 9
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	First Quarter
(in millions)	2014		2013
GAAP return on equity	22.1%		17.3%

Non-GAAP return on equity
Net earnings	$339		$271
Restructuring and employee severance, net of tax, in continuing operations	7		3
Amortization and other acquisition-related costs, net of tax, in continuing operations	31		18
Impairments and loss on disposal of assets, net of tax, in continuing operations	—		1
Litigation (recoveries)/charges, net, net of tax, in continuing operations	1		(13)
Adjusted net earnings	$378		$280
Annualized	$1,512		$1,120

	First	Fourth	First	Fourth
	Quarter	Quarter	Quarter	Quarter
	2014	2013	2013	2012
Total shareholders' equity	$6,297	$5,975	$6,281	$6,244
Divided by average shareholders' equity	$6,136		$6,263
Non-GAAP return on equity	24.7%		17.9%
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 10
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	First Quarter
(in millions)	2014	2013
GAAP effective tax rate from continuing operations[1]	23.2%	38.1%

Non-GAAP effective tax rate from continuing operations
Earnings before income taxes and discontinued operations	$442	$439
Restructuring and employee severance	11	5
Amortization and other acquisition-related costs	49	28
Impairments and loss on disposal of assets	—	1
Litigation (recoveries)/charges, net	1	(22)
Adjusted earnings before income taxes and discontinued operations	$503	$451

Provision for income taxes	$102	$167
Restructuring and employee severance tax benefit	4	2
Amortization and other acquisition-related costs tax benefit	18	10
Impairments and loss on disposal of assets tax benefit	—	—
Litigation (recoveries)/charges, net tax expense	—	(9)
Adjusted provision for income taxes	$124	$170

Non-GAAP effective tax rate from continuing operations[1]	24.7%	37.8%

	First Quarter
	2014	2013
Debt to total capital	38%	31%

Net debt to capital
Current portion of long-term obligations and other short-term borrowings	$190	$471
Long-term obligations, less current portion	3,693	2,408
Debt	$3,883	$2,879
Cash and equivalents	(2,753)	(2,440)
Net debt	$1,130	$439
Total shareholders' equity	6,297	6,281
Capital	$7,427	$6,720
Net debt to capital	15%	7%

[1]
The settlement of federal and state tax controversies favorably impacted, for fiscal 2014 first quarter, both the effective tax rate from continuing operations and non-GAAP effective tax rate from continuing operations by 14.3 and 12.6 percentage points, respectively. The fiscal 2014 first quarter non-GAAP effective tax rate from continuing operations, excluding the impact of the tax settlement, would have been 37.3%.

We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.
Forward-Looking Non-GAAP Financial Measures
We present non-GAAP earnings from continuing operations and non-GAAP effective tax rate from continuing operations (and presentations derived from these financial measures, including per share calculations) on a forward-looking basis. The most directly comparable forward-looking GAAP measures are earnings from continuing operations and effective tax rate from continuing operations. We are unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measures because we cannot reliably forecast restructuring and employee severance, amortization and other acquisition-related costs, impairments and loss on disposal of assets and litigation (recoveries)/charges, net, which are difficult to predict and estimate and are primarily dependent on future events. Please note that the unavailable reconciling items could significantly impact our future financial results.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Cardinal Health, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.
Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.
Definitions
Debt: long-term obligations plus short-term borrowings.
Debt to Total Capital: debt divided by (debt plus total shareholders’ equity).
Net Debt: a Non-GAAP measure defined as debt minus (cash and equivalents).
Net Debt to Capital: a Non-GAAP measure defined as net debt divided by (net debt plus total shareholders’ equity).
Non-GAAP Diluted EPS from Continuing Operations: non-GAAP earnings from continuing operations divided by diluted weighted-average shares outstanding.
Non-GAAP Earnings from Continuing Operations: earnings from continuing operations excluding (1) restructuring and employee severance1, (2) amortization and other acquisition-related costs2, (3) impairments and loss on disposal of assets3 and (4) litigation (recoveries)/charges, net4, each net of tax.
Non-GAAP Effective Tax Rate from Continuing Operations: (provision for income taxes adjusted for (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and loss on disposal of assets and (4) litigation (recoveries)/charges, net) divided by (earnings before income taxes and discontinued operations adjusted for the same four items).
Non-GAAP Operating Earnings: operating earnings excluding (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and loss on disposal of assets and (4) litigation (recoveries)/charges, net.
Non-GAAP Return on Equity: (annualized net earnings excluding (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and loss on disposal of assets and (4) litigation (recoveries)/charges, net, each net of tax) and divided by average shareholders’ equity.
Return on Equity: annualized net earnings divided by average shareholders’ equity.
Revenue Mix: segment revenue divided by total segment revenue for all segments.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit Margin: segment profit divided by segment revenue.
Segment Profit Mix: segment profit divided by total segment profit for all segments.

[1]
Programs whereby the Company fundamentally changes its operations such as closing and consolidating facilities, moving manufacturing of a product to another location, production or business process sourcing, employee severance (including rationalizing headcount or other significant changes in personnel) and realigning operations (including substantial realignment of the management structure of a business unit in response to changing market conditions).

[2]	Costs that consist primarily of amortization of acquisition-related intangible assets, transaction costs, integration costs and changes in the fair value of contingent consideration obligations.

[3]
Asset impairments and losses from the disposal of assets not eligible to be classified as discontinued operations are classified within impairments and loss on disposal of assets within the condensed consolidated statements of earnings.

[4]	Loss contingencies related to litigation and regulatory matters and income from favorable resolution of legal matters.